    NEWS RELEASE

For Immediate Release	Contact:	Deanna Hart	Angela English
December 16, 2024		Investor Relations	Corporate Communications
		919-716-2137	803-931-1854

Snow Appointed to First Citizens BancShares Board of Directors

RALEIGH, N.C. – Matt Snow has been appointed to the board of directors of First Citizens BancShares, Inc. (“BancShares”) and its subsidiary, First-Citizens Bank & Trust Company (“First Citizens Bank”), effective Jan. 2, 2025.

For the past two years, Snow has served as chairman of the governing board of Forvis Mazars, LLP (“Forvis Mazars”) in the United States, a top 10 U.S. accounting firm that provides assurance, tax and consulting services. He also has served as the vice chairman of the governing board of Forvis Mazars Global, Ltd., a global network of accounting firms, since June 2024. Snow is expected to retire from Forvis Mazars and the related board positions in May 2025.

“I am pleased to welcome Matt to our board of directors,” said Frank B. Holding Jr., chairman and CEO of First Citizens Bank. “In his more than 30-year career, Matt has led and worked with clients ranging from start-up organizations to large national and global organizations. His considerable experience leading a top accounting firm as well as audits of a wide range of client businesses will provide invaluable insight to our Board.”

Prior to his role as chairman of Forvis Mazars, Snow was a partner and served as Chief Executive Officer of Dixon Hughes Goodman LLP (“DHG”), one of Forvis Mazars’ predecessors, from June 2014 to May 2022. Before Forvis Mazars and DHG, Snow served as an audit partner at KPMG, where he spent more than 20 years working with public companies in the financial services, manufacturing and restaurant industries. While at KPMG, he served a rotation in the national department of professional practice and was later named an SEC partner through which he served in a technical review role on public company audit engagements.

Snow previously served as the chairman of the Audit and Finance Committee of the board of directors of the American Institute of CPAs (the “AICPA”) and as the chairman of the AICPA’s Major Firms Group. He also previously served on the board of visitors for the Wake Forest University School of Business and as the chairman of the Finance Committee of the United Way of Central Carolinas’ board of directors.

A graduate of Wake Forest University, with a bachelor’s degree in accounting, Snow has also completed Harvard University’s Executive Education Program, “Leading Professional Services Firms.”

Snow will serve on the joint audit committee of BancShares and First Citizens Bank as well as First Citizens Bank’s trust committee.

ABOUT FIRST CITIZENS BANCSHARES

First Citizens BancShares, Inc. (Nasdaq: FCNCA), a top 20 U.S. financial institution with more than $200 billion in assets and a member of the Fortune 500TM, is the financial holding company for First Citizens Bank. Headquartered in Raleigh, N.C., First Citizens Bank has built a unique legacy of strength, stability and long-term thinking that has spanned generations. First Citizens offers an array of general banking services including a network of more than 500 branches and offices in 30 states; commercial banking expertise delivering best-in-class lending, leasing and other financial services coast to coast; innovation banking serving businesses at every stage; personalized service and resources to help grow and manage wealth; and a nationwide direct bank. Discover more at firstcitizens.com.